                                                                    EXHIBIT 12.1


                            NPS PHARMACEUTICALS, INC.
        COMPUTATION OF RATIO OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

                       (in thousands except ratio amounts)

                                                                                                       Nine months
                                                                                                          ended
                                                        Fiscal Year Ended December 31,                September 30,
                                           -----------------------------------------------------   -------------------
                                             1996       1997       1998        1999       2000       2000       2001
                                           --------   --------   --------    --------   --------   --------   --------
Earnings (Loss)

Pre-tax income (loss) before adjustments
  for income from
  equity investees and cumulative effect
  on prior years of change in accounting
  principle                                  $6,455   $(11,527)  $(17,162)   $(35,654)  $(31,612)  $(25,402)  $(37,648)
Total fixed charges                             317        245        240         302        463        355        297
Distributed income of equity investees            -          -          -           -          -          -      1,288
                                           --------   --------   --------    --------   --------   --------   --------
Total earnings (losses) before
  fixed charges                              $6,772   $(11,282)  $(16,922)   $(35,352)  $(31,149)  $(25,047)  $(36,063)
                                           ========   ========   ========    ========   ========   ========   ========

Fixed Charges

Interest expense                             $  142   $     68   $     16    $      4   $     96   $     77   $      5
Assumed interest attributable to rentals        175        177        224         298        367        278        292
                                           --------   --------   --------    --------   --------   --------   --------
Total fixed charges                          $  317   $    245   $    240    $    302   $    463   $    355   $    297
                                           ========   ========   ========    ========   ========   ========   ========

Deficiency of earnings available
  to cover fixed charged                         --   $(11,527)  $(17,162)   $(35,654)  $(31,612)  $(25,402)  $(36,360)


Ratio of earnings available to cover
  fixed charges                                24.1         --         --          --         --         --         --

    For the years ended December 31, 1997, 1998, 1999 and 2000 and the nine-month periods ended September 30, 2000 and 2001, our earnings were insufficient to cover fixed charges for those periods by $11,527, $17,162, $35,654, $31,612, $25,402 and $36,360, respectively. In calculating the ratio of earnings available to cover fixed charges, "earnings" consist of pre-tax income (loss) before adjustments for income from equity investees, plus fixed charges and distributed income from equity investees. Fixed charges consist of interest expense and estimated interest included in rental expense.